CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-272025-01 on Form S-3 of our report dated February 19, 2026, relating to the consolidated financial statements of CenterPoint Energy Resources Corp. and subsidiaries appearing in this Annual Report on Form 10-K of CenterPoint Energy Resources Corp. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Houston, Texas
February 19, 2026